Exhibit 99.1

Actuant Reports Fourth Quarter and Full Year Fiscal 2012 Results

MILWAUKEE--(BUSINESS WIRE)--September 27, 2012--Actuant Corporation (NYSE: ATU) today announced results for its fourth quarter and fiscal year ended August 31, 2012.

Highlights

  Fourth quarter diluted earnings per share (“EPS”) of $0.55, an increase of 10% year-over-year. For the full year, EPS increased 24% to $2.08 from $1.68 in the prior year (all periods represent results from continuing operations, excluding special items - see attached reconciliation of earnings.)
  Core sales growth of 3% and 5% for the fourth quarter and full year, respectively (total sales less the impact of acquisitions, divestitures and foreign currency rate changes) with solid growth in three of the four segments.
  Year-over-year operating profit margin expansion (excluding the previously announced impairment charge) of 20 basis points for the fourth quarter and 110 basis points for the full year.
  Cash flow from operations of $53 million for the fourth quarter and a record $182 million for fiscal 2012.
  Completed the acquisition of CrossControl in the fourth quarter, improving the technology positioning of Maxima. Deployed a total of $70 million on three tuck-in acquisitions during fiscal 2012.
  Repurchased 2.7 million common shares in fiscal 2012 for $63 million including 0.9 million shares for $24 million in the fourth quarter.
  Updated full year fiscal 2013 guidance with revised sales and EPS ranges of $1.68-1.72 billion and $2.20-2.30, respectively, excluding the impact of future acquisitions and potential share repurchases.

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “We closed out fiscal 2012 with fourth quarter results at the high end of our expectations, excluding the impairment charge. As anticipated, core sales growth moderated but was positive in the majority of the portfolio. We successfully converted on this sales growth and achieved a 10% increase in EPS despite the toughest comparables of the year from a foreign currency perspective. Our cash flow was outstanding and helped drive free cash flow to net income conversion in excess of 100% for the 12th consecutive year.”

Consolidated Results

Consolidated sales for the fourth quarter were $405 million compared to $403 million in the comparable prior year quarter. Core sales increased 3% with acquisitions contributing 2%, offset by the negative 5% impact of the weaker Euro. The fiscal 2012 fourth quarter net loss from continuing operations was $16.5 million, or $0.23 per share compared to net earnings and EPS from continuing operations of $37.3 million and $0.50, respectively, in the comparable prior year quarter. The current year quarter included the previously announced $62.5 million pre-tax ($0.77 per diluted share after tax) non-cash asset impairment charge related to the Mastervolt business. Excluding this charge, fiscal 2012 fourth quarter EPS from continuing operations of $0.55 was 10% higher than the $0.50 in the prior year quarter. (See attached reconciliation of earnings.)

Sales for the year ended August 31, 2012 were $1.61 billion, 11% higher than the $1.45 billion in the prior year. Excluding the 8% impact from acquisitions and negative 2% impact of the weaker Euro, full year core sales increased 5%. Earnings and EPS from continuing operations for the year ended August 31, 2012 were $87.3 million and $1.17, respectively, compared to $124.5 million and $1.68 in the prior year. Fiscal 2012 results include pre-tax debt refinancing costs of $16.8 million, or $0.15 per diluted share after tax and a non-cash asset impairment charge of $62.5 million pre-tax, or $0.76 per diluted share after tax. Excluding these costs, fiscal 2012 EPS from continuing operations of $2.08 was 24% higher than the $1.68 in the prior year. (See attached reconciliation of earnings.)

Commenting on the full year results, Arzbaecher stated, “Fiscal 2012 results illustrate the benefit of Actuant’s diversity and growth oriented business model. We delivered core sales growth for the year of 5% and deployed $70 million in tuck-in acquisitions with a focus on higher growth markets. Adjusted operating profit improved 110 basis points, despite incremental investment in our Growth + Innovation (“G+I”) initiatives. We generated 24% EPS growth, excluding special items, well above our initial 2012 guidance. This was accomplished through a combination of improved sales and operating performance, a stronger capital structure with lower interest expense and outstanding shares, and the benefit of tuck-in acquisitions. This in turn drove record free cash flow and reduced Actuant’s debt to EBITDA leverage to the lowest level in our history. These record results are a testament to the consistent execution of our proven business model and I want to thank Actuant employees across the organization for their efforts in achieving this strong performance.”

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended August 31,		Year Ended August 31,
	2012	2011	2012	2011
Sales	$110.6	$108.9	$419.3	$393.0
Operating Profit	$29.5	$28.6	$114.8	$98.4
Operating Profit %	26.6%	26.2%	27.4%	25.0%

Fourth quarter fiscal 2012 Industrial segment sales were $111 million, 2% higher than the prior year. Excluding the 5% negative impact of foreign currency rate changes, core sales increased 7% over the prior year. The improvement was driven by generally strong industrial tool demand in North America. Continued execution on G+I initiatives and vertical market strategies, along with solid Integrated Solutions demand, also contributed to the growth. Year-over-year operating profit margins in the fourth quarter improved 40 basis points due primarily to the higher volumes, partially offset by incremental G+I investments and unfavorable mix.

Energy Segment
(US $ in millions)

	Three Months Ended August 31,		Year Ended August 31,
	2012	2011	2012	2011
Sales	$93.4	$82.7	$349.2	$293.1
Operating Profit	$18.8	$17.2	$62.2	$49.3
Operating Profit %	20.2%	20.7%	17.8%	16.8%

Fiscal 2012 fourth quarter year-over-year Energy segment sales increased 13% to $93 million. Excluding the 4% impact from acquisitions and negative 5% impact from foreign currency rate changes, core sales increased 14% from the prior year’s robust levels. Maintenance spending in oil & gas, power generation, refinery and petrochemical markets, along with higher industry-wide capital expenditures on offshore energy development, were the primary growth drivers. Quoting activity and current oil prices continue to support strong demand across the Energy segment’s served markets. Fourth quarter operating profit margin was the highest of the year, but declined 50 basis points from the prior year due to unfavorable mix and increased G+I spending.

Electrical Segment
(US $ in millions)

	Three Months Ended August 31,		Year Ended August 31,
	2012	2011	2012	2011
Sales	$82.9	$80.1	$328.8	$286.0
Operating (Loss) Profit	($54.2)	$6.5	($34.6)	$20.7
Adj. Operating Profit (1)	$8.3	$6.5	$27.9	$20.7
Adj. Operating Profit % (1)	10.0%	8.1%	8.5%	7.2%
(1) Excludes fourth quarter fiscal 2012 non-cash asset impairment charge of $62.5 million.

Electrical segment fiscal 2012 fourth quarter sales were $83 million, 4% higher than the comparable prior year quarter. Core sales increased 7%, while the impact of the weaker Euro was a 3% headwind. The core sales growth was broad based and reflected higher volumes in the solar, industrial, retail and marine aftermarket channels. The marine OEM market, most notably in Europe, was weaker than the prior year. Fourth quarter adjusted operating profit margin increased 190 basis points from the prior year due to the higher volumes and improved Mastervolt profitability, which more than offset restructuring costs in the quarter.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended August 31,		Year Ended August 31,
	2012	2011	2012	2011
Sales	$118.4	$131.7	$508.1	$473.2
Operating Profit	$10.1	$16.4	$60.9	$63.6
Operating Profit %	8.5%	12.5%	12.0%	13.4%

Fourth quarter fiscal 2012 Engineered Solutions segment sales decreased 10% from the prior year to $118 million. Excluding the 5% impact from acquisitions and negative 5% impact from foreign currency rate changes, core sales declined 14%. Fourth quarter sales reflected lower OEM production levels for heavy-duty trucks in China and Europe as well as a significant decline in automotive sales. Demand in the global agriculture and other off-highway equipment markets, as well as the North American heavy-duty truck market, moderated from recent quarters. Fourth quarter operating profit margin declined 400 basis points from the prior year due to the lower volumes.

Corporate

Corporate expenses for the fourth quarter of fiscal 2012 were $8.7 million, $3.0 million below the comparable prior year period as lower incentive compensation, idle facility and acquisition related costs was partially offset by increased G+I spending at the corporate level.

Financial Position

Net debt at August 31, 2012 was $329 million (total debt of $397 million less $68 million of cash), an increase of approximately $10 million during the quarter. During the fourth quarter the Company deployed approximately $40 million of cash for the CrossControl acquisition and $24 million in stock repurchases (buy-back of approximately 0.9 million shares of common stock) which more than offset the strong fourth quarter operating cash flow. At August 31, 2012, the Company had a net debt to EBITDA leverage ratio of 1.1 times, and its entire $600 million revolver available.

Outlook

Arzbaecher continued, “Our outlook for fiscal 2013 assumes that the global economy and worldwide industrial activity continue to reflect uncertainty, with moderating growth in the US and weakness in Europe and emerging markets. We anticipate fiscal 2013 core sales growth of 3-5%, outpacing underlying GDP in the economies we serve due to our diverse portfolio and company-specific growth initiatives. We expect total sales of $1.68-1.72 billion, taking into account an average US dollar to Euro exchange rate of 1.25 and carryover acquisition revenue of approximately $50 million. On a year-over-year basis, the higher volumes coupled with operational excellence initiatives, lower interest costs and completed share repurchases should result in fiscal 2013 EPS of $2.20-2.30, compared to our previous guidance of $2.15-2.30. We expect full year free cash flow of approximately $200 million.

We expect first quarter fiscal 2013 sales in the $390-395 million range and EPS of $0.48-0.52. Results in the first fiscal quarter reflect the toughest comparables of the fiscal year for both foreign currency and core growth, and include the impact of lower anticipated production schedules at certain customers served by the Engineered Solutions segment.

Our guidance excludes the impact of any future acquisitions and share repurchases, as the timing and investment levels are unknown. However, the acquisition pipeline is robust and, with our strong cash flow and capital structure, we are well positioned financially to fund both growth investments and opportunistic share buy-backs.

In summary, we are targeting record sales, earnings and cash flow in fiscal 2013, reflecting the benefit of our diverse business portfolio, demonstrated operational capabilities and a focus on our G+I initiatives. We believe ongoing execution of our proven business model will enable Actuant to continue to create shareholder value."

Conference Call Information

An investor conference call is scheduled for 10am CDT today, September 27, 2012. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	August 31,	August 31,
	2012	2011

ASSETS
Current assets
Cash and cash equivalents	$68,184	$44,221
Accounts receivable, net	234,756	223,760
Inventories, net	211,690	223,235
Deferred income taxes	22,583	34,830
Other current assets	24,068	22,807
Total current assets	561,281	548,853

Property, plant and equipment, net	115,884	128,649
Goodwill	866,412	888,466
Other intangible assets, net	445,884	479,406
Other long-term assets	17,658	17,843

Total assets	$2,007,119	$2,063,217

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$174,746	$170,084
Accrued compensation and benefits	58,817	71,639
Short term borrowings and current maturities of debt	7,500	2,690
Income taxes payable	5,778	19,342
Other current liabilities	72,165	66,770
Total current liabilities	319,006	330,525

Long-term debt	390,000	522,727
Deferred income taxes	132,653	172,259
Pension and postretirement benefit accruals	26,442	18,864
Other long-term liabilities	87,182	99,829

Shareholders' equity
Capital stock	15,102	13,731
Additional paid-in capital	7,725	(154,231)
Treasury stock	(63,083)	-
Retained earnings	1,161,564	1,077,192
Accumulated other comprehensive loss	(69,472)	(17,679)
Stock held in trust	(2,689)	(2,137)
Deferred compensation liability	2,689	2,137
Total shareholders' equity	1,051,836	919,013

Total liabilities and shareholders' equity	$2,007,119	$2,063,217

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2012	2011	2012	2011

Net sales	$405,304	$403,436	$1,605,342	$1,445,323
Cost of products sold	247,953	248,455	987,971	889,424
Gross profit	157,351	154,981	617,371	555,899

Selling, administrative and engineering expenses	91,756	90,409	355,691	334,862
Impairment charge	62,464	-	62,464	-
Amortization of intangible assets	7,590	7,621	29,274	27,467
Operating profit (loss)	(4,459)	56,951	169,942	193,570

Financing costs, net	6,281	8,479	29,560	32,119
Debt refinancing charges	-	-	16,830	-
Other expense, net	148	968	3,238	2,244
Earnings (loss) from continuing operations before income tax expense	(10,888)	47,504	120,314	159,207

Income tax expense	5,572	10,171	33,024	34,711
Earnings (loss) from continuing operations	(16,460)	37,333	87,290	124,496
Income (loss) from discontinued operations, net of income taxes	-	4,049	-	(12,937)
Net earnings (loss)	$(16,460)	$41,382	$87,290	$111,559

Earnings (loss) from continuing operations per share
Basic	$(0.23)	$0.55	$1.25	$1.82
Diluted	(0.23)	0.50	1.17	1.68

Earnings (loss) per share
Basic	$(0.23)	$0.61	$1.25	$1.63
Diluted	(0.23)	0.55	1.17	1.50

Weighted average common shares outstanding
Basic	72,846	68,391	70,099	68,254
Diluted	72,846	75,279	74,940	75,305

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2012	2011	2012	2011

Operating Activities
Net earnings (loss)	$(16,460)	$41,382	$87,290	$111,559
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	14,071	14,853	54,263	52,996
Net loss on disposal of businesses	-	(4,049)	-	11,695
Stock-based compensation expense	3,344	2,665	13,346	10,758
Provision (benefit) for deferred income taxes	(8,387)	8,778	(10,524)	6,480
Impairment charge	62,464	-	62,464	-
Amortization of debt discount and debt issuance costs	498	495	1,990	2,904
Non-cash debt refinance charge	-	-	2,254	-
Other non-cash adjustments	139	(28)	-	(46)
Changes in components of working capital and other:
Accounts receivable	9,382	24,731	(12,310)	(2,564)
Inventories	2,361	9,647	11,532	(29,909)
Prepaid expenses and other assets	(3,235)	344	(2,164)	5,876
Trade accounts payable	3,123	(11,242)	5,902	7,158
Income taxes payable	(15,847)	(2,749)	(17,903)	4,155
Accrued compensation and benefits	2,474	11,532	(6,292)	12,178
Other accrued liabilities	(912)	(19,891)	(7,519)	(21,674)
Net cash provided by operating activities	53,015	76,468	182,329	171,566

Investing Activities
Proceeds from sale of property, plant and equipment	15	1,420	8,501	1,779
Proceeds from sale of businesses, net of transaction costs	-	-	-	3,463
Capital expenditures	(5,249)	(8,253)	(22,740)	(23,096)
Business acquisitions, net of cash acquired	(40,533)	(153,409)	(70,267)	(313,456)
Net cash used in investing activities	(45,767)	(160,242)	(84,506)	(331,310)

Financing Activities
Net borrowings (repayments) on revolving credit facilities and other debt	-	58,190	(58,167)	58,204
Issuance of term loan	-	-	-	100,000
Principal repayments on term loan	(1,250)	-	(2,500)	-
Repurchases of 2% Convertible Notes	-	-	(102)	(34)
Proceeds on 5.625% Senior Note issuance	-	-	300,000	-
Redemption of 6.875% Senior Notes	-	-	(250,000)	-
Debt issuance costs	(150)	-	(5,490)	(5,197)
Purchase of treasury shares	(23,801)	-	(63,083)	-
Stock option exercises and related tax benefits	4,521	950	10,913	8,235
Cash dividend	-	-	(2,748)	(2,716)
Net cash provided by (used in) financing activities	(20,680)	59,140	(71,177)	158,492

Effect of exchange rate changes on cash	1,467	556	(2,683)	5,251
Net increase (decrease) in cash and cash equivalents	(11,965)	(24,078)	23,963	3,999
Cash and cash equivalents - beginning of period	80,149	68,299	44,221	40,222
Cash and cash equivalents - end of period	$68,184	$44,221	$68,184	$44,221

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2011					FISCAL 2012
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$87,392	$88,935	$107,759	$108,927	$393,013	$100,253	$98,342	$110,102	$110,598	$419,295
ENERGY SEGMENT	70,743	61,587	78,002	82,728	293,060	80,421	78,937	96,399	93,406	349,163
ELECTRICAL SEGMENT	55,396	70,176	80,329	80,112	286,013	82,833	77,105	85,947	82,936	328,821
ENGINEERED SOLUTIONS SEGMENT	104,881	110,000	126,687	131,669	473,237	129,292	123,640	136,767	118,364	508,063
TOTAL	$318,412	$330,698	$392,777	$403,436	$1,445,323	$392,799	$378,024	$429,215	$405,304	$1,605,342

% SALES GROWTH
INDUSTRIAL SEGMENT	34%	28%	35%	27%	31%	15%	11%	2%	2%	7%
ENERGY SEGMENT	10%	14%	38%	35%	24%	14%	28%	24%	13%	19%
ELECTRICAL SEGMENT	2%	28%	30%	28%	22%	50%	10%	7%	4%	15%
ENGINEERED SOLUTIONS SEGMENT	18%	23%	13%	31%	21%	23%	12%	8%	-10%	7%
TOTAL	17%	24%	27%	30%	25%	23%	14%	9%	0%	11%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$20,187	$20,149	$29,517	$28,562	$98,415	$27,933	$26,690	$30,681	$29,473	$114,777
ENERGY SEGMENT	11,858	6,792	13,545	17,150	49,345	13,217	11,632	18,515	18,841	62,205
ELECTRICAL SEGMENT	3,760	4,945	5,462	6,516	20,683	4,977	5,801	8,814	8,300	27,892
ENGINEERED SOLUTIONS SEGMENT	13,802	13,425	19,977	16,408	63,612	18,999	13,281	18,467	10,104	60,851
CORPORATE / GENERAL	(8,035)	(8,265)	(10,500)	(11,685)	(38,485)	(7,845)	(7,948)	(8,813)	(8,713)	(33,319)
TOTAL - EXCLUDING IMPAIRMENT CHARGE	$41,572	$37,046	$58,001	$56,951	$193,570	$57,281	$49,456	$67,664	$58,005	$232,406
IMPAIRMENT CHARGE	-	-	-	-	-	-	-	-	(62,464)	(62,464)
TOTAL	$41,572	$37,046	$58,001	$56,951	$193,570	$57,281	$49,456	$67,664	$(4,459)	$169,942

OPERATING PROFIT %
INDUSTRIAL SEGMENT	23.1%	22.7%	27.4%	26.2%	25.0%	27.9%	27.1%	27.9%	26.6%	27.4%
ENERGY SEGMENT	16.8%	11.0%	17.4%	20.7%	16.8%	16.4%	14.7%	19.2%	20.2%	17.8%
ELECTRICAL SEGMENT	6.8%	7.0%	6.8%	8.1%	7.2%	6.0%	7.5%	10.3%	10.0%	8.5%
ENGINEERED SOLUTIONS SEGMENT	13.2%	12.2%	15.8%	12.5%	13.4%	14.7%	10.7%	13.5%	8.5%	12.0%
TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT CHARGE	13.1%	11.2%	14.8%	14.1%	13.4%	14.6%	13.1%	15.8%	14.3%	14.5%

EBITDA
INDUSTRIAL SEGMENT	$22,449	$22,245	$31,227	$30,680	$106,601	$29,220	$29,116	$32,070	$31,774	$122,180
ENERGY SEGMENT	15,745	10,475	16,778	21,488	64,486	18,243	15,601	22,216	23,166	79,226
ELECTRICAL SEGMENT	5,067	8,075	8,208	9,390	30,740	7,705	8,697	11,444	10,969	38,815
ENGINEERED SOLUTIONS SEGMENT	17,184	16,346	23,878	20,046	77,454	22,213	16,762	21,418	13,991	74,384
CORPORATE / GENERAL	(7,161)	(7,709)	(9,462)	(10,769)	(35,101)	(7,217)	(7,479)	(8,506)	(7,972)	(31,174)
TOTAL - EXCLUDING IMPAIRMENT CHARGE	$53,284	$49,432	$70,629	$70,835	$244,180	$70,164	$62,697	$78,642	$71,928	$283,431
IMPAIRMENT CHARGE	-	-	-	-	-	-	-	-	(62,464)	(62,464)
TOTAL	$53,284	$49,432	$70,629	$70,835	$244,180	$70,164	$62,697	$78,642	$9,464	$220,967

EBITDA %
INDUSTRIAL SEGMENT	25.7%	25.0%	29.0%	28.2%	27.1%	29.1%	29.6%	29.1%	28.7%	29.1%
ENERGY SEGMENT	22.3%	17.0%	21.5%	26.0%	22.0%	22.7%	19.8%	23.0%	24.8%	22.7%
ELECTRICAL SEGMENT	9.1%	11.5%	10.2%	11.7%	10.7%	9.3%	11.3%	13.3%	13.2%	11.8%
ENGINEERED SOLUTIONS SEGMENT	16.4%	14.9%	18.8%	15.2%	16.4%	17.2%	13.6%	15.7%	11.8%	14.6%
TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT CHARGE	16.7%	14.9%	18.0%	17.6%	16.9%	17.9%	16.6%	18.3%	17.7%	17.7%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2011					FISCAL 2012
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$25,890	$7,929	$36,358	$41,382	$111,559	$37,174	$32,175	$34,401	$(16,460)	$87,290
DISCONTINUED OPERATIONS, NET OF INCOME TAX	771	14,213	2,002	(4,049)	12,937	-	-	-	-	-
DEBT REFINANCING CHARGES, NET OF INCOME TAX	-	-	-	-	-	-	-	10,482	-	10,482
IMPAIRMENT CHARGE, NET OF INCOME TAX	-	-	-	-	-	-	-	-	57,088	57,088
TOTAL	$26,661	$22,142	$38,360	$37,333	$124,496	$37,174	$32,175	$44,883	$40,628	$154,860

DILUTED EARNINGS (LOSS) PER SHARE, FROM
CONTINUING OPERATIONS BEFORE SPECIAL ITEMS (1)(3)
NET EARNINGS (LOSS)	$0.35	$0.11	$0.49	$0.55	$1.50	$0.50	$0.43	$0.45	$(0.23)	$1.17
DISCONTINUED OPERATIONS, NET OF INCOME TAX	0.01	0.19	0.02	(0.05)	0.18	-	-	-	-	-
DEBT REFINANCING CHARGES, NET OF INCOME TAX	-	-	-	-	-	-	-	0.15	-	0.15
IMPAIRMENT CHARGE, NET OF INCOME TAX	-	-	-	-	-	-	-	-	0.77	0.76
TOTAL	$0.36	$0.30	$0.51	$0.50	$1.68	$0.50	$0.43	$0.60	$0.55	$2.08

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$25,890	$7,929	$36,358	$41,382	$111,559	$37,174	$32,175	$34,401	$(16,460)	$87,290
FINANCING COSTS, NET	7,552	8,238	7,850	8,479	32,119	8,222	7,821	24,066	6,281	46,390
INCOME TAX EXPENSE	6,911	6,169	11,460	10,171	34,711	11,228	9,631	6,593	5,572	33,024
DEPRECIATION & AMORTIZATION	12,160	12,883	12,959	14,852	52,854	13,540	13,070	13,582	14,071	54,263
DISCONTINUED OPERATIONS, NET OF INCOME TAX	771	14,213	2,002	(4,049)	12,937	-	-	-	-	-
EBITDA (NON-GAAP MEASURE)	$53,284	$49,432	$70,629	$70,835	$244,180	$70,164	$62,697	$78,642	$9,464	$220,967
IMPAIRMENT CHARGE	-	-	-	-	-	-	-	-	62,464	62,464
EBITDA (NON-GAAP MEASURE) - EXCLUDING IMPAIRMENT CHARGE	$53,284	$49,432	$70,629	$70,835	$244,180	$70,164	$62,697	$78,642	$71,928	$283,431

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Earnings (loss) from continuing operations and diluted earnings (loss) per share, excluding special items (discontinued operations, debt refinancing charges, and impairment charge), represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings (loss) before financing costs, net, income tax expense, depreciation & amortization and discontinued operations. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3)	Due to the net loss for the fourth quarter of fiscal 2012 the basic weighted average common shares are used to calculate both basic and diluted loss per share for the fourth quarter of fiscal 2012 to avoid anti-dilution. Per share results for net earnings (loss) (GAAP measure) was calculated using 72,846 shares outstanding. When excluding the impairment charge from net earnings (loss), the result is net earnings (not a net loss) which requires a diluted basis for calculated EPS. For this reason, the per share results for the impairment charge and total diluted earnings (non-GAAP measure) were calculated using 74,158 shares outstanding for the fourth quarter of fiscal 2012. Due to the difference in shares outstanding being used, the per share results do not add for the fourth quarter of fiscal 2012.

CONTACT:
Actuant Corporation
Karen Bauer, 262-293-1562
Communications & Investor Relations Leader